Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Advanced Energy Industries, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-110534) on Form S-3 and the registration statements (Nos. 333-01616, 333-04073, 333-46705, 333-57233, 333-65413, 333-79425, 333-79429, 333-62760, 333-69148, 333-69150, 333-87718, 333-105365, 333-105366, 333-105367, 333-129858 and 333-129859) on Form S-8 of Advanced Energy Industries, Inc. of our report dated February 20, 2004 (except as to the matters related to the year ended December 31, 2003 disclosed in note 2 to the consolidated financial statements, as to which the date is March 22, 2006) with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Advanced Energy Industries, Inc. for the year ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of Advanced Energy Industries, Inc.
Our report dated February 20, 2004 (except as to the matters related to the year ended December 31, 2003 disclosed in note 2 to the consolidated financial statements, as to which the date is March 22, 2006) contains an explanatory paragraph relating to the fact that effective January 1, 2003, Advanced Energy Industries, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

/s/ KPMG LLP

Denver, Colorado
March 22, 2006